EXHIBIT 99




                      ECB BANCORP, INC. REPORTS DECLARATION
                    OF JUNE 30, 1999 QUARTERLY CASH DIVIDEND

ENGELHARD, NC - ECB Bancorp, Inc., the parent holding company of The East Carolina Bank, announces that on June 16, 1999, the Corporation's Board of Directors declared a quarterly cash dividend of $.0725 per share, payable July 15, 1999 to shareholders of record on June 30, 1999.

The dividend payment represents a 13.7% increase over the equivalent quarterly rate in 1998. The 1998 annual dividend was $.255 per share. Historically, the Company has paid its dividends on an annual basis. In 1999, ECB Bancorp switched the payment of its dividends to a quarterly basis. The 1999 annual dividend is estimated to be $.29 per share.

ECB's newest full service branch office at 1422 Carolina Avenue (Rt. 17) in Washington held its grand opening on Wednesday, June 9, 1999. Headquartered in Engelhard, NC, The East Carolina Bank is a state-chartered independent community bank insured by the FDIC. The Bank provides a full range of financial services through 15 offices in eastern North Carolina.

ECB Bancorp, Inc.'s common stock is currently listed on Nasdaq's SmallCap Market under the symbol "ECBE".